BRADLEY PHARMACEUTICALS, INC.
                      CONDENSED CONSOLIDATED
                     STATEMENTS OF CASH FLOWS
                          (UNAUDITED)

                                                 Three Months Ended
                                                      March 31,
                                             ---------------------------
                                               2001               2000
                                             ---------------------------

Cash flows from operating activities:
Net income (loss)                         $    304,615     $  (4,679,889)
Adjustments to reconcile net income
  (loss) to net cash	provided by
  operating activities
    Depreciation & amortization                244,214           244,632
    Deferred income taxes                       25,628               -
    Loss due to impairment of asset                -           3,897,000
    Noncash compensation for
      consulting services                      132,897             2,039
    Changes in operating assets
      and liabilities
        Accounts receivable                  1,623,603         2,593,082
        Inventory and prepaid samples
          and materials                        (83,351)          194,138
        Prepaid expenses and other             (71,844)          (19,598)
        Accounts payable                      (278,954)          (56,720)
        Accrued expenses                      (806,985)         (456,101)
        Income taxes payable                   (20,474)         (601,575)
                                             ---------         ---------

Net cash provided by operating activities    1,069,349         1,117,008
                                             ---------         ---------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                     (9,699)           (5,333)
  Purchase of property & equipment             (93,000)           (3,070)
  Purchase of short-term investments        (2,000,000)              -
                                             ---------         ---------

Net cash used in investing activities       (2,102,699)           (8,403)
                                             ---------         ---------


Cash flows from financing activities:
  Payment of long-term debt                    (77,246)       (1,190,189)
  Revolving credit line, net                   703,109        (1,349,893)
  Proceeds from acquistion note                    -           1,161,130
  Proceeds from exercise of stock options       63,350               -
  Purchase of treasury shares                   (9,199)           (5,625)
  Distribution of treasury shares               40,088             4,680
                                             ---------         ---------

Net cash provided by (used in)
  financing activities                         720,102        (1,379,897)
                                             ---------         ---------

Decrease in cash and cash equivalents         (313,248)         (271,292)


Cash and cash equivalents at
  beginning of period                          453,200           385,640
                                             ---------         ---------

Cash and cash equivalents at
  end of period                             $  139,952        $  114,348
                                             =========         =========











                       BRADLEY PHARMACEUTICALS, INC.
                          CONDENSED CONSOLIDATED
                         STATEMENTS OF CASH FLOWS
                              (UNAUDITED)

                                                   Three Months Ended
                                                        March 31,
                                               --------------------------
                                                 2001              2000
                                               ---------        ---------

Supplemental disclosures of cash flow
  information:

    Cash paid during the period for:


      Interest                                $   50,000       $   42,000
                                               =========        =========

      Income taxes                            $  153,000       $  107,000
                                               =========        =========


Supplemental disclosures of non-cash
  investing and financing activities:


Acquisition of fixed assets
  under capital leases                        $  279,000       $      -
                                               =========        =========



         See Notes to Condensed Consolidated Financial Statements